EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-46240, 033-47533, 033-80606, 033-94706, 333-11757, 333-53036 and 333-85558 of Tetra Tech, Inc. on Form S-8 of our reports dated December 12, 2003 (December 30, 2004, as to the effect of the restatement discussed in Note 17 and December 15, 2005 as to the reclassification of discontinued operations discussed in Note 2) which reports express unqualified opinions and include explanatory paragraphs relating to the restatement described in Note 17 and the change in the Company’s method of accounting for goodwill and other intangible assets effective September 30, 2002, appearing in, and incorporated by reference in, this Annual Report on Form 10-K of Tetra Tech, Inc. for the year ended October 2, 2005.

/s/  DELOITTE & TOUCHE LLP

Los Angeles, California

December 15, 2005